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                                                                   EXHIBIT 23.2



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors and Stockholders of
Airways Corporation and Subsidiary:

We consent to incorporation by reference in the registration statement (No. 33 - 98566) on Form S-8 of Airways Corporation and subsidiary of our report dated June 6, 1997, relating to the consolidated balance sheets of Airways Corporation and subsidiary as of March 31, 1997 and 1996 and the related consolidated statements of operations, changes in stockholders' equity and group equity and cash flows for the years then ended, which report appears in the March 31, 1997 annual report on Form 10-K of Airways Corporation and subsidiary.



                                             KPMG PEAT MARWICK LLP




Orlando, Florida
June 6, 1997